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                                    EXHIBIT 5

                           FORM OF OPINION OF COUNSEL


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                     [Werner & Blank Co. LPA letterhead]



November 25, 1997

Board of Directors
Capital Holdings, Inc.
5520 Monroe Street
Sylvania, Ohio  43560

Gentlemen:

In our capacity as counsel to Capital Holdings, Inc., Sylvania, Ohio ("Capital"), we have reviewed the Registration Statement on Form S-8 (the "Registration Statement") dated as of the date of this opinion and to be filed by Capital with the Securities and Exchange Commission with respect to offers and sales by Capital of up to 125,000 shares of Capital common stock, without par value (the "Capital Common Stock").

We have examined the Articles of Incorporation of Capital, as amended, the Code of Regulations of Capital, as amended, and such other documents, corporate records and instruments as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the forgoing, we are of the opinion that any share of Common Stock reserved for issuance under the Plan will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit thereto.

Sincerely,

/s/ Werner & Blank, Co., LPA

Werner & Blank, Co., LPA